Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF LIMITED PARTNERSHIP

OF

EQT GP HOLDINGS, LP

The undersigned, desiring to amend the Certificate of Limited Partnership of EQT GP Holdings, LP (the “Partnership”) pursuant to the provisions of Section 17-202 of the Delaware Revised Uniform Limited Partnership Act, does hereby certify as follows:

FIRST:	The name of the limited partnership is EQT GP Holdings, LP.

SECOND:	Article One of the Certificate of Limited Partnership shall be amended as follows:

“Article One

The name of the limited partnership is EQGP Holdings, LP.”

THIRD:	Article Three of the Certificate of Limited Partnership shall be amended as follows:

“Article Three

The name and mailing address of the general partner are as follows:

Name	Mailing Address

EQGP Services, LLC	625 Liberty Avenue, Suite 2000
Pittsburgh, Pennsylvania 15222”

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned general partner of the Partnership has duly executed this Certificate of Amendment to Certificate of Limited Partnership this 12th day of October, 2018.

EQGP SERVICES, LLC

By:	/s/ Thomas F. Karam
Name:	Thomas F. Karam
Title:	President and Chief Executive Officer

Signature Page to Certificate of Amendment of Certificate of Limited Partnership

(EQGP Holdings, LP)